As filed with the Securities and Exchange Commission on November 1, 2019.

Registration No. 333-87842

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STEWARDSHIP FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	22-3351447
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

630 Godwin Avenue, Midland Park, New Jersey  07432

(Address of Principal Executive Offices, Zip Code)

Stewardship Financial Corporation

2001 Stock Option Plan For Non-Employee Directors

(Full Title of Plan)

Paul Van Ostenbridge

President and Chief Executive Officer

Registrant Financial Corporation

630 Godwin Avenue, Midland Park, New Jersey 07432

(201) 444-7100

(Name, address and telephone number of agent for service)

With a copy to:

Michele F. Vaillant, Esq.

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Tel. (973) 622-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on May 8, 2002 by Stewardship Financial Corporation, a New Jersey corporation (“Stewardship”):

Registration Statement on Form S-8, File No. 333-87842, registering 63,000 shares of common stock, no par value (the “Common Stock”), for issuance under the Stewardship Financial Corporation 2001 Stock Option Plan For Non-Employee Directors.

Pursuant to the Agreement and Plan of Merger, dated as of June 6, 2019, by and between Stewardship, Columbia Financial, Inc., a Delaware corporation (“Columbia”) and Broadway Acquisition, Inc., a New Jersey corporation (“Merger Sub”), Merger Sub will merge with and into Stewardship so that Stewardship is the surviving corporation and a wholly-owned subsidiary of Columbia (the “First-Step Merger”) and immediately thereafter, Stewardship, as the surviving corporation in the First-Step Merger will merge with and into Columbia, with Columbia being the surviving corporation (the “Second-Step Merger” and, together with the First-Step Merger, the “Merger”), in each case upon the filing of a certificate of merger with the Department of the Treasury of the State of New Jersey. The First-Step Merger will become effective at 12:01 a.m. on November 1, 2019. The Second-Step Merger will become effective at 12:02 a.m. on November 1, 2019.

At the effective time of the First-Step Merger, each issued and outstanding share of Stewardship Common Stock will be converted into and become a right to receive from Columbia $15.75 in cash, without interest. Each share of Stewardship Common Stock held as treasury stock of Stewardship or held directly or indirectly by Columbia, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto. At the effective time of the Second-Step Merger, any Stewardship Common Stock issued and outstanding immediately prior to such time shall be cancelled and shall cease to exist and no merger consideration or other consideration shall be delivered in exchange therefor.

As a result of the Merger, Stewardship has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by Stewardship in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, Stewardship hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Stewardship Common Stock originally reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland Park, New Jersey, on November 1, 2019.

STEWARDSHIP FINANCIAL CORPORATION

By:	/s/ Paul Van Ostenbridge
Paul Van Ostenbridge,
President and Chief Executive Officer
(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.